UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2023

Veritone, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38093	47-1161641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 Platte Street 2nd Floor Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 507-1737

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VERI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on November 7, 2023, Veritone, Inc. (the “Company”) entered into a commitment letter with certain funds managed by Highbridge Capital Management, LLC and with certain other lenders (collectively, the “Lenders”) pursuant to which the Lenders committed, subject to the terms and conditions contained therein, to establish a senior secured term loan facility for the Company in an aggregate principal amount of $77.5 million, and the Company and the Lenders agreed to enter into certain other transactions.

Term Loan

On December 13, 2023 (the “Closing Date”), the Company and certain of its subsidiaries, as guarantors, entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with the Lenders and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. The Credit Agreement provides for a $77.5 million senior secured term loan (the “Term Loan”), which was fully drawn by the Company on the Closing Date and may not be reborrowed. A portion of the proceeds of the Term Loan were used to (i) repurchase $50.0 million aggregate principal amount of the Company’s existing 1.75% convertible senior notes due 2026 (the “2026 Convertible Senior Notes”) held by the Lenders at a purchase price of $37.5 million plus accrued and unpaid interest through the Closing Date and (ii) pay fees and out-of-pocket expenses in connection with the Credit Agreement. The Company expects to use the remaining net proceeds of the Term Loan for general corporate purposes.

The Company is the borrower under the Credit Agreement and all indebtedness outstanding under the Credit Agreement is guaranteed by each of the Company’s direct and indirect material subsidiaries (the Company and the guarantors, collectively, the “Credit Parties”). Pursuant to a Pledge and Security Agreement, dated December 13, 2023 (the “Pledge and Security Agreement”), the Term Loan is secured by a first-priority security interest in and lien on substantially all tangible and intangible property of the Credit Parties and a pledge of equity interests held by the Credit Parties. The Credit Agreement has certain customary default provisions, representations and warranties and affirmative and negative covenants, including a covenant to maintain unrestricted cash and cash equivalents of at least $15.0 million at all times.

The Term Loan accrues interest at a rate of Term SOFR plus 8.50% per annum, with a 3.00% floor for Term SOFR, payable quarterly. A default interest rate of an additional 3.00% per annum applies on all outstanding obligations after the occurrence and during the continuance of an event of default.

The Credit Agreement has a term of four years from the Closing Date, with a scheduled maturity date of December 13, 2027, and requires quarterly amortization payments of 2.50% of the principal amount, commencing in June 2024, with the outstanding balance of the Term Loan payable on the scheduled maturity date.

The Credit Agreement requires mandatory prepayments from the net cash proceeds received by the Credit Parties for among other things (i) certain asset sales, but only to the extent net cash proceeds therefrom exceed $10.0 million in the aggregate, and (ii) insurance recoveries on loss of property that are not otherwise reinvested in other assets of the Credit Parties. The Credit Agreement also requires prepayment of the Term Loan in full if $30.0 million or more of aggregate principal amount of the 2026 Convertible Senior Notes are outstanding on August 14, 2026. The Company may elect to prepay the Term Loan, in whole or in part, in cash, subject to a make-whole premium during the first year of the Term Loan, a 14.0% prepayment premium during the second year of the Term Loan, and a 7.0% premium during the third year of the Term Loan. The Term Loan is not repayable with the Company’s common stock, $0.001 per share (the “Common Stock”) as was initially set forth in the Commitment Letter.

Warrants

On the Closing Date, the Company issued warrants (the “Warrants”) to the Lenders (in such capacity, the “Warrant Holders”) to purchase up to 3,008,540 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Warrants are exercisable until December 12, 2028 at a price per share of $2.576. The number of shares issuable upon exercise of the Warrants and the exercise price may be adjusted for certain events, including stock dividends, stock splits, recapitalizations, and reclassifications. If the Company undergoes a fundamental transaction (as defined in the Warrant) that is within the control of the Company and approved by the Company’s board of directors, then holders of the Warrants may require the Company to repurchase for cash the remaining unexercised Warrants at a price determined using a Black-Scholes option pricing model.

Registration Rights Agreement

On the Closing Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Warrant Holders, pursuant to which the Company agreed to register for resale the shares of Common Stock issuable upon the exercise of the Warrants (such shares, the “Warrant Shares”). Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement providing for the resale of the Warrant Shares (the “Resale Registration Statement”) within 30 days of the Closing Date and, subject to certain limitations, to use commercially reasonable efforts to keep the Resale Registration Statement effective at all times that Warrant Shares remain issuable or outstanding.

The foregoing descriptions of the Credit Agreement, the Pledge and Security Agreement, the Warrant and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each, copies of which are attached hereto as Exhibit 10.1, 10.2, 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 12, 2023, the Ledgered ABL Agreement, dated August 8, 2023 (the “Prior Credit Agreement”), by and among the Company, certain of its subsidiaries and Alterna Capital Solutions, LLC, and the related Commercial Guarantee, dated August 8, 2023 were terminated. Immediately prior to its termination, no amounts were outstanding under the Prior Credit Agreement. The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Agreement and related agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 – Term Loan of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 – Warrants of this Current Report on Form 8-K is hereby incorporated by reference in this Item 3.02.

The offering of the Warrants and any shares of Common Stock issuable upon the exercise thereof has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor any state securities laws, and such Warrants or shares of Common Stock may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company offered and sold the Warrants to the Warrant Holders in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. To the extent that any shares of Common Stock are issued upon exercise of the Warrants, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) of the Securities Act. Each of the Warrant Holders represented that they were acquiring the Warrants and, upon any exercise thereof, will acquire shares of Common Stock issuable upon such exercise, for its own account and not with a view to distribution or resale in violation of the Securities Act or any applicable state securities law.

Neither this Current Report on Form 8-K, nor any exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy the Warrants or shares of Common Stock.

Item 8.01 Other Events.

Repurchases of Convertible Notes

On the Closing Date, the Company repurchased through separate, privately negotiated agreements with the Lenders (collectively, the “Repurchases”) $50.0 million aggregate principal amount of the 2026 Convertible Senior Notes for an aggregate cash repurchase price of $37.5 million plus accrued and unpaid interest through the Closing Date. Following the closing of the Repurchases, the Company canceled the repurchased 2026 Convertible Senior Notes and, after such cancellation of the repurchased 2026 Convertible Senior Notes, approximately $91.25 million aggregate principal amount of the 2026 Convertible Senior Notes remained outstanding. The Repurchases may affect the market price of the Common Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

4.1	Form of Warrant.

4.2	Registration Rights Agreement, dated December 13, 2023, by and among Veritone, Inc. and the investors identified therein.

10.1†	Credit and Guaranty Agreement, dated December 13, 2023, by and among Veritone, Inc., certain of its direct and indirect subsidiaries and the other parties thereto.

10.2†	Pledge and Security Agreement, dated December 13, 2023, by and among Veritone, Inc., certain of its direct and indirect subsidiaries and Wilmington Savings Fund Society, FSB as Collateral Agent.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

†

The exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritone, Inc.

Date: December 14, 2023	By:	/s/ Michael L. Zemetra
Michael L. Zemetra Executive Vice President, Chief Financial Officer and Treasurer